Exhibit 4.1

FORM OF DEBENTURE

NEITHER THIS DEBENTURE NOR THE COMMON STOCK INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

12% CONVERTIBLE DEBENTURE

$___________	April __, 2008

THIS CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued Convertible Debentures of Lifesciences Opportunities Incorporated, a Florida corporation, having its principal place of business at 8447 Wilshire Boulevard, Suite 102, Beverly Hills CA 90211 (the “Borrower”), issued in connection with the Borrower’s private placement (the “Offering”), exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Rule 506 of Regulation D promulgated thereunder, of a maximum aggregate principal amount of $1,000,000 of its 12% Convertible Debenture (this debenture, the “Debenture” and collectively with the other debentures issued as part of such series, the “Debentures”) Reference is made to that certain Subscription Agreement, of even date herewith (“Subscription Agreement”) pursuant to which the Borrower has issued the Holder the Units, each Unit consisting of a Debenture in the principal amount of $1,000 and one thousand (1,000) shares of the Borrower’s common stock, par value $.0001 (“Common Stock”). Terms not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

FOR VALUE RECEIVED, the Borrower, residing at __________________________________, hereby promises to pay to the order of ______________ (the “Holder”), the principal sum of ___________________ Dollars ($_______________), upon the following terms and conditions:

1. Interest Rate. Interest shall accrue on the unpaid principal balance of this Debenture from the date of issuance until paid or converted in full at the rate of twelve percent (12%) per year, calculated on a 365/366 day year, as applicable.

2. Maturity. The maturity date (“Maturity Date”) of the Debentures is the earlier of: (i) completion of a public offering (“Public Offering”) of the Borrower’s securities with gross proceeds of at least $5,000,000; or (ii) 180 days from the closing date of the Offering.

3.  Payment Terms. The Borrower agrees to pay fifty percent (50%) of the unpaid principal balance of this Debenture and all accrued and unpaid interest, in cash, within five (5) business days after the Maturity Date. The remaining fifty percent (50%) of the unpaid principal balance of this Debenture shall be mandatorily converted on the Maturity Date in the manner set forth in Section 5 herein.

4. Manner and Place of Payment; Holidays. All cash payments payable under this Debenture shall be made in coin or currency which, at the time or times of payment, constitute legal tender for public or private debts in the United States of America. All cash payments on this Debenture shall be made to Holder at the address stated above, or at such other address as Holder shall designate in writing. If the prescribed date of payment of any of the principal or interest hereon is a Saturday, Sunday or legal holiday, such payment shall be due on the next succeeding business day.

5. Mandatory Conversion. Fifty percent (50%) of the outstanding principal amount of this Debenture (“Conversion Amount”) shall be mandatorily convertible into the Borrower’s Common Stock on the Maturity Date at the Conversion Price.

(i) Conversion. Borrower shall issue and deliver to the Holder within five (5) business days after the Maturity Date (such fifth day being the “Delivery Date”) a certificate evidencing the shares of Common Stock issuable for the portion of the Debenture converted in accordance with the foregoing. The shares of Common Stock issuable upon conversion of this Debenture shall be determined by dividing the Conversion Amount by the Conversion Price (as defined below). On the Maturity Date, any and all obligations of the Borrower with respect to the portion of the Debenture so converted shall be deemed satisfied, and the Borrower will have no further obligation under the Debenture with respect to such converted portion in any way other than to issue the shares of Common Stock (as set forth in Section 5(iv) below).

(ii)  Conversion Price. Subject to adjustment as provided in Section 5(iii) hereof, the conversion shall be upon the same terms and conditions as that of the Public Offering, provided that the conversion price will be at a fifty percent (50%) discount of the purchase price of the Common Stock in the Public Offering (“Conversion Price”). In the event the Borrower has not commenced the Public Offering by the Debenture Maturity Date, then the conversion price will be $0.50 per share. Fractional shares will not be issued and will instead be rounded up to the nearest whole share.

(iii)  Adjustment. The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 5(i), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Debenture, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the shares of Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Debenture, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock issuable immediately prior to such reclassification or other change.

C. Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the shares of Common Stock in the form of additional shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares of Common Stock or share dividend or proportionately increased in the case of combination of shares of Common Stock, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv) Method of Conversion. On the Delivery Date, the Borrower shall issue and deliver to Holder a certificate(s) for the number of full shares of the Common Stock issuable upon such conversion, to the person(s) entitled to receive the same. The Borrower shall issue the certificate(s) for Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal, state or jurisdictional securities laws as determined by legal counsel for the Borrower; provided that the Borrower is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal, state or jurisdictional securities law.

6. Registration Rights. The Holder is entitled to the registration rights with respect to the shares of Common Stock to be received upon conversion of the Debenture as set forth in the Registration Rights Agreement of even date herewith.

7. Events of Default and Acceleration. Time is of the essence of this Debenture. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) Borrower's failure to pay timely any amount due hereunder, and such failure continues for ten (10) business days and if the Holder provides notice of default to Borrower pursuant to Section 15 hereunder; (ii) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against Borrower, Borrower shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within ninety (90) calendar days thereafter; (iii) any material breach by Borrower, that remains uncured for greater than 5 days after receipt of written notice of same, of any of the terms of this Debenture (other than payment obligations); (iv) dissolution of the Borrower; or (v) cessation or liquidation of the Borrower's business or suspension of the Borrower's business for more than forty-five consecutive days. If any such Event of Default occurs, Holder may, then or at any time thereafter, and at its option, accelerate maturity and cause the entire unpaid principal balance of this Debenture, together with interest accrued hereon, to become immediately due and payable. If Holder waives Holder's right to accelerate maturity as a result of an Event of Default hereunder, either one or more times or repeatedly, nevertheless Holder shall not be deemed to have waived the right to require strict compliance with the terms of this Debenture thereafter.

8. Interest After Event of Default, Acceleration or Maturity. Upon an occurrence of an Event of Default hereunder, the entire unpaid balance of said principal sum and interest then accrued shall bear interest, while such Event of Default continues both before and after judgment, at twelve percent (12%) per year on the unpaid balance until paid, calculated on a 365/366 day year, as applicable.

9. Application of Payments. All sums paid hereon shall be applied first to the payment of accrued interest due on the unpaid principal balance and the remainder to the reduction of unpaid principal.

10. Attorney's Fees and Expenses. In the event that Holder or other holder of this Debenture brings suit hereon, or employs an attorney or incurs expenses to compel payment of this Debenture or any portion of the indebtedness evidenced hereby, or to cure any Event of Default under this Debenture, whether through suit, probate, insolvency, reorganization, bankruptcy or any other legal or informal proceeding, the Borrower and all endorsers, guarantors and sureties agree additionally to pay all reasonable attorney's fees, court costs and other reasonable expenses thereby incurred by Holder or other holder of this Debenture.

11. Waiver. Except as may be required by law, Borrower and all guarantors of this Debenture, both before and after maturity, hereby expressly (i) waive all protest, notice of protest, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of dishonor, bringing of suit, and diligence in taking any action to collect any amounts called for hereunder and in the handling of properties, rights or collateral at any time existing in connection herewith; (ii) consent to and waive notice of any one or more renewal, extension or modification of this Debenture, whether made to or in favor of the Borrower or any other person or persons, regardless whether such renewal, extension or modification modifies the terms, interest rate or time for payment of the Debenture and regardless of the length of term of the renewal, extension or modification; (iii) consent to and waive notice of any substitution, exchange or release of any security hereafter given for this Debenture; (iv) consent to and waive notice of the release of any party primarily or secondarily liable hereon; (v) consent to and waive notice of any other indulgences, none of which shall otherwise affect the liability of any of said parties for the indebtedness evidenced by this Debenture; and (vi) agree that it will not be necessary for Holder, in order to enforce payment of this Debenture, first to institute suit against or to exhaust Holder's remedies against Borrower or any other party liable hereunder, or to proceed against any other security for this Debenture.

12. Parties in Interest. This Debenture may be assigned by Holder at any time upon notice to and with written consent of Borrower. This Debenture may not be assigned by Borrower without the prior written consent of Holder. This Debenture will be binding in all respects upon Borrower and inure to the benefit of Holder and its permitted successors and assigns.

13. Definitions. The terms “Borrower” and “Holder” and other nouns and pronouns include the singular and/or the plural, as appropriate. The terms “Borrower” and “Holder” also include their respective heirs, personal representatives, permitted successors and assigns. The term “Holder” includes subsequent permitted holders of this Debenture.

14. Choice of Law; Venue. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Debenture (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts of the State of Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. Neither party shall be entitled to injunctive relief to prevent or cure breaches of the provisions of this Debenture. If any party shall commence a proceeding to enforce any provisions of this Debenture, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

15. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given one (1) business day after delivery to an overnight carrier with instructions to deliver to the applicable address set forth above, or, if sent by facsimile, upon receipt of a confirmation of delivery.

16. Severability. If any part of this Debenture is adjudged illegal, invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Debenture that can be given effect without such provision.

17. Amendments. This Debenture may not be varied, amended or modified except in writing signed by the Borrower and the Holder.

18. Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to this Debenture until such time as this Debenture is mandatorily converted as provided herein and only with respect to that number of shares of Common Stock issued upon such conversion.

THIS DEBENTURE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Debenture effective as of the date first set forth above.

BORROWER:

Lifesciences Opportunities Incorporated, a Florida corporation

By:
Name:	James Morel
Its:	Chief Executive Officer